Exhibit 21.1

List of Subsidiaries

Name	State of Incorporation/ Legal Jurisdiction
GGen Distribution Corp	Delaware
GrowGeneration Management Corp	Delaware
GrowGeneration Pueblo Corp	Colorado
GrowGeneration California Corp	Delaware
GrowGeneration Nevada Corp	Delaware
GrowGeneration Washington Corp	Delaware
GrowGeneration Rhode Island Corp	Delaware
GrowGeneration Michigan Corp	Delaware
GrowGeneration Oklahoma Corp	Delaware
GrowGeneration New England Corp	Delaware
GrowGeneration HG Corp	Delaware
GrowGeneration Hemp Corp	Delaware
GrowGeneration Canada Corp	Province of Ontario